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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Pacific Energy (Predecessor):

We consent to the use of our report dated March 1, 2002, with respect to the combined balance sheets of Pacific Energy (Predecessor) as of December 31, 2000 and 2001, and the related combined statements of operations and net parent investment, and cash flows for each of the years in the three-year period ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP KPMG LLP

Los Angeles, California
July 1, 2002

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Exhibit 23.1